Exhibit K.4
TORTOISE ENERGY CAPITAL CORPORATION
FIRST AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT
     THIS FIRST AMENDMENT dated as of the 24th day of May, 2010, to the Fund Accounting Servicing Agreement, dated as of September 5, 2006 (the “Agreement”), is entered into by and between TORTOISE ENERGY CAPITAL CORPORATION, a Maryland corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).
RECITALS
     WHEREAS, the parties have entered into the Agreement; and
     WHEREAS, the Company and USBFS desire to amend the fees of the Agreement; and
     WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.
     NOW, THEREFORE, the parties agree as follows:
Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TORTOISE ENERGY CAPITAL CORPORATION	U.S. BANCORP FUND SERVICES, LLC

By:	By:
Name:	Name:	Michael R. McVoy

Title:	Title:	Executive Vice President

Amended Exhibit A
to the Fund Accounting Servicing Agreement — Tortoise Energy Capital Corporation
FUND ACCOUNTING SERVICES
ANNUAL FEE SCHEDULE effective May 1, 2010
Tortoise Energy Capital Corporation
(Closed-end Fund)
Domestic Equity Funds
$24,000 for the first $50 million of net assets
1.25 basis point on the next $200 million of net assets
.75 basis point on the next $250 million of net assets
.25 basis points on assets greater than $500 million of net assets.
Domestic Balanced Funds
$33,000 for the first $100 million
1.5 basis points on the next $200 million
1 basis point on the balance
Domestic Fixed Income Funds
Funds of Funds
Short or Derivative Funds
International Equity Funds
Tax-exempt Money Market Funds
$39,000 for the first $100 million
2 basis points on the next $200 million
1 basis point on the balance
Taxable Money Market Funds
$39,000 for the first $100 million
1 basis point on the next $200 million
1/2 basis point on the balance
International Income Funds
$42,000 for the first $100 million
3 basis points on the next $200 million
1.5 basis points on the balance
Multiple Classes
Each class is an additional 25% of the charge of the initial class.
Master/Feeder Funds
Each master and feeder is charged according to the schedule.
Multiple Manager Funds
Additional base fee:
$12,000 per manager/sub-advisor per fund
Extraordinary services — quoted separately
Conversion Estimate — one month’s fee (if necessary)
NOTE — All schedules subject to change depending upon the use of derivatives — options, futures, short sales, etc.
All fees are billed monthly plus out-of-pocket expenses, including pricing service:
$.15 Domestic and Canadian Equities
$.15 Options
$.50 Corp/Gov/Agency Bonds
$.80 CMO’s
$.50 International Equities and Bonds
$.80 Municipal Bonds
$.80 Money Market Instruments
$125 Per fund per month — Mutual Funds
Corporate Action Services
$2.00 Per equity security per month
Manual Security Pricing
$125 per month — greater than 10/day
Factor Services (BondBuyer)
Per CMO — $1.50/month
Per Mortgage Backed — $0.25/month
Minimum — $300/month

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